                                                                    EXHIBIT 99.1

      NEORX SUSPENDS ACCRUAL ON ITS STR TRIALS PENDING RESOLUTION WITH FDA DATA SAFETY MONITORING BOARD (DSMB) RECOMMENDS PHASE III STUDY PROCEED


SEATTLE, WA, NOVEMBER 7, 2000--NEORX CORP. (NASDAQ: NERX) today announced that, pending resolution with the U.S. Food and Drug Administration (FDA), it has suspended accrual and treatment under its phase III clinical trial in patients with multiple myeloma and other Skeletal Targeted Radiotherapy (STR) studies. A delayed side effect has appeared in a small number of phase I/II patients who received STR at one site. Current data suggests that differences in procedure may have been a contributing factor. An independent Data Safety Monitoring Board
(DSMB) has investigated this side effect and has unanimously recommended that the phase III study proceed, but with additional monitoring and standardization of study methods. Yesterday, NeoRx received a letter from the FDA suspending these STR trials until further information is supplied and evaluated by the FDA and the FDA gives approval to restart the studies.

"We believe we can address the concerns raised by the FDA," said Paul G. Abrams, M.D., J.D., NeoRx's Chief Executive Officer. "We are gathering information that was requested by the FDA, and hope to resolve the matter as soon as possible."

Four patients treated at one of the major phase I/II study sites, and none treated at the other major site, developed a serious delayed toxicity referred to as TTP/HUS (thrombotic thrombocytopenic purpura/hemolytic uremic syndrome). TTP/HUS involves a combination of symptoms, including abnormal clotting of blood in small blood vessels. This can lead to anemia, a low platelet count that can result in bleeding, and potential damage to organs. Although relatively uncommon , TTP/HUS has many potential triggering causes, including food contamination, toxic shock syndrome, post-viral infection, bone marrow transplantation and drug effects. Each of the affected patients had at least two known potential triggers of TTP/HUS.

"This is an unfortunate occurrence," said Dr. Abrams, "but not unlike the course of many oncology drugs, where unexpected toxicities are noted, likely causes identified and handled, and, with modifications, drug development proceeds. For example, cis-platinum, one of the most widely used anti-cancer drugs, caused renal failure before the importance of hydration and diuretics was understood. In the case of STR, based on our current findings, we believe bladder irrigation helps prevent bladder wall damage by preventing radiation from sitting in the bladder, and may help eliminate an increased incidence of TTP/HUS. We also believe that bladder irrigation has helped to prevent the more common problem of blood in the urine."

The method of STR administration at the only site reporting TTP/HUS differs from that used at the other major phase I/II site and from the current phase III protocol in the following respects: 1) the drug was infused more rapidly; 2) the calculated dose to be received by patients was somewhat higher; and, 3) the patients did not receive bladder irrigation during the procedure. The Company believes that lack of bladder irrigation can result in a dose of radiation to the bladder wall that is 3-fold higher than in the irrigated patients. Radiation damage to the bladder wall may result in blood in the urine (hemorrhagic cystitis) and could cause further problems to the bladder. A large fraction of the patients who did not receive bladder irrigation developed blood in the urine, whereas to date no patients who have had bladder irrigation had blood in the urine attributable to STR. Bladder irrigation is required by the current phase III protocol. The patients with TTP/HUS are all being treated and are improving. Three of these patients have achieved complete remissions of multiple myeloma, and one has relapsed.

For more information, please join the NeoRx Conference Call at 6:00 a.m. Pacific // 9:00 a.m. Eastern on Wednesday, November 8, 2000. The call in number is (800) 946-0741, confirmation number 685984 - or - listen via our live webcast at www.vcall.com. or via our website at www.neorx.com. The conference call audio will remain available through November 15, 2000.

ABOUT NEORX
Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved treatments for patients with cancer.

This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. Reference is made to the Company's latest Quarterly Report on Form 10 - Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.
To receive NeoRx news releases via email, register at www.neorx.com/news/pr.html.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.


(C) 2000 NeoRx Corporation.  All Rights Reserved.



                                   Page 2 of 2